EXHIBIT 23.4


                     CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Apartment Investment and Management Company pertaining to the 1994 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries, the 1996 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries and the Insignia 1992 Stock Incentive Plan, of our reports (i) dated June 26, 1998 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Cirque Apartment Communities included in Apartment Investment and Management Company's Current Report on Form 8-K dated November 2, 1998; and (ii) dated November 10, 1998 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Calhoun Beach Club Apartments included in Apartment Investment and Management Company's Current Report on Form 8-K dated December 21, 1998, all filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP


Denver, Colorado
January 4, 1999